UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 11, 2009, Energy Partners, Ltd. (the “Company”) was notified by Bank of America, N.A., the administrative agent under the Company’s Credit Agreement dated as of April 23, 2007 (the “Credit Agreement”), that the semi-annual re-determination of the borrowing base under the Credit Agreement was performed by the bank lenders party to the Credit Agreement, resulting in a lowering of the borrowing base from $150 million to $45 million. As a result of the $83 million borrowed under the Credit Agreement, a borrowing base deficiency currently exists in the amount of $38 million. Under the Credit Agreement, the Company has until March 21, 2009 to notify the administrative agent (the “Notice”) that it will eliminate the borrowing base deficiency through one of the following methods: (a) repay the deficiency within 10 days of giving the Notice, (b) repay the deficiency in monthly installments of amounts to be approved by the Administrative Agent, not to exceed six monthly installments without the approval of a majority of the holders of the outstanding commitments, with the first such installment due within 30 days of giving the Notice, or (c) pledging additional assets not previously considered in determining the borrowing base. The Company does not have the cash resources or unencumbered assets to elect clauses (a) or (c) above and is in discussions with the bank lenders regarding the Company’s options to remedy the deficiency. Until such deficiency is remedied, the Company will be unable to borrow or obtain letters of credit under the Credit Agreement. The Company also considers it reasonably likely that it will breach one or more of the financial covenants in the Credit Agreement upon the completion of the financial statements for the first quarter of 2009. It is therefore seeking from the bank lenders waivers of compliance with financial and certain other covenants that are likely to be breached during 2009, including without limitation the breach that would result from the expected going concern qualification with respect to our 2008 audit referred to in Item 7.01 below. There can be no assurance that the Company will be able to cure the borrowing base deficiency or obtain waivers of compliance, and the failure to do so will result in one or more events of default under the Credit Agreement.

An event of default under the Credit Agreement permits the administrative agent under the Credit Agreement or the holders of more than 50% of the commitments under the Credit Agreement to accelerate repayment of all amounts due and to terminate the commitments thereunder. Any event of default which results in such acceleration under the Credit Agreement would also result in an event of default under the Company’s $450 million principal amount of senior unsecured notes. The Company does not have sufficient cash resources to repay these amounts if the bank lenders accelerate their obligations under the Credit Agreement. Although the Company is currently in negotiations with the bank lenders, there can be no assurance that the negotiations with the bank lenders will be successful. If the Company is unable to secure additional financing, restructure its debt or successfully negotiate with the bank lenders, it may be required to file for bankruptcy protection.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Chairman and Chief Executive Officer, Richard A. Bachmann, has resigned from all of his positions with the Company and its subsidiaries and has stepped down as a member of the Board of Directors effective as of March 15, 2009 (the “Board”).

The Company has engaged Alan D. Bell as the Company’s Chief Restructuring Officer effective as of March 15, 2009. As Chief Restructuring Officer, Mr. Bell will perform services customarily provided by a Chief Restructuring Officer and other duties requested by the Board, including providing executive leadership and problem solving for the full range of the Company’s needs, reviewing the financial performance of the Company, and developing, proposing, and where possible, implementing, subject to Board direction, plans to address the issues confronting the Company. Mr. Bell will report to the Board of Directors.

Until his retirement in June 2006, Mr. Bell, age 63, was the director of Ernst & Young LLP’s energy practice in the Southwest U.S. area. Mr. Bell earned a master’s degree in business from Tulane University and a bachelor’s degree in petroleum engineering from the Colorado School of Mines, and is a certified public accountant licensed in Texas.

The Company is currently negotiating an engagement letter (the “Engagement Letter”) with Mr. Bell relating to his services as Chief Restructuring Officer. Under the Engagement Letter, Mr. Bell would agree to serve as the Company’s Chief Restructuring Officer. He would be compensated for his services at a rate of $50,000 per month, subject to rate increases and additional fees based on his services and performance. When fully executed, the Engagement Letter may be terminated by either Mr. Bell or the Company following ten days notice.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release dated March 16, 2009 updating certain financial and management information about the Company. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release, dated March 16, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2009

ENERGY PARTNERS, LTD.

By:	/s/ JOHN H. PEPER
John H. Peper Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated March 16, 2009